Performance Restricted Stock Unit Agreement
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN OF
BOOZ ALLEN HAMILTON HOLDING CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
GRANT NOTICE
Unless otherwise defined herein, the terms defined in the Third Amended and Restated Equity Incentive Plan (the “Plan”) of Booz Allen Hamilton Holding Corporation (the “Company”) shall have the same defined meanings in this Performance Restricted Stock Unit Agreement, which includes the terms in this Grant Notice, including Exhibit A (the “Grant Notice”), Appendix A attached hereto and any special terms and conditions set out in Appendix B attached hereto for your country of employment and/or residence (collectively, the “Agreement”).
You have been granted performance-based restricted stock units, subject to the terms and conditions of the Plan and this Agreement in an amount, vesting schedule and subject to satisfaction of the performance goals for the applicable performance period (as set forth on Exhibit A to this Agreement), as delivered and made available to you by the Company, which shall be deemed part of and incorporated by reference into this Grant Notice.
Your acceptance of this grant indicates your agreement and understanding that the Performance Restricted Stock Units granted herein are subject to all of the terms and conditions contained in the Agreement and the Plan. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF THE PLAN AND APPENDIX A, APPENDIX B AND EXHIBIT A, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE PERFORMANCE RESTRICTED STOCK UNITS.
In order to view the grant details and to accept this grant, please go to Fidelity NetBenefits at www.netbenefits.com and follow the instructions regarding this grant.

1APPENDIX A TO PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
1.Grant of Restricted Stock Units. Subject to the terms, conditions, and restrictions set forth in this Agreement (including the Grant Notice and any special terms and conditions for the Participant’s country set forth in Appendix B to this Agreement) and in the Plan, the Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the target number of performance restricted stock units (the “Target Award”) specified in the Grant Notice. Each performance restricted stock unit (a “Restricted Stock Unit”) represents the right to receive between zero and 2.2 shares of Company Common Stock, subject to the terms and conditions set forth in this Agreement (including Exhibit A and Appendix B) and in the Plan. Except as otherwise provided in Section 2, the number of Restricted Stock Units that the Participant shall actually earn for the Performance Period (up to the maximum specified in the Grant Notice) will be determined by the Administrator based on the level of achievement of the performance goals specified in Exhibit A (the “Performance Goals”). This Agreement is subordinate to, and the terms and conditions of the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern. Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.
2.Vesting of Restricted Stock Units.
(a)Vesting. For purposes of this Agreement, the term “Performance Period” shall mean the period set forth in Exhibit A. The Restricted Stock Units are subject to forfeiture until they vest. Except as otherwise provided in this Section 2, the Restricted Stock Units shall become vested as of the vesting date specified in Exhibit A (the “Vesting Date”), subject to the continued employment or service of the Participant by the Company or any Subsidiary thereof through the Vesting Date, and to the achievement of the Performance Goals set forth in Exhibit A for the Performance Period as determined by the Administrator pursuant to Section 3(a). Restricted Stock Units that do not vest in accordance with this Section 2 shall be forfeited.
(b)Termination of Employment.
(i)Termination Due to Death. If a Participant’s employment or service terminates due to the Participant’s death prior to the Vesting Date, all unvested Restricted Stock Units shall vest on the effective date of such termination of employment or service at Target Award levels. Vested Restricted Stock Units shall be settled as set forth in Section 3.
(ii)Termination by Reason of Disability. If a Participant’s employment or service terminates prior to the Vesting Date by reason of the Participant’s Disability, then, the Participant’s unvested Restricted Stock Units shall vest as of the Vesting Date in a pro rata amount of the Restricted Stock Units that would have been earned and vested in accordance with Section 2(a) based on actual achievement of the Performance Goals as if the Participant’s employment or service had not terminated, with such amount prorated for the portion of the Performance Period that lapsed prior to the Participant’s termination of employment or service; provided, that, any transition period (within the meaning of the Company’s Transition Policy, as may be amended from time to time) shall not be considered a period of employment or service for purposes of calculating the pro rata amount. Vested Restricted Stock Units shall be settled as set forth in Section 3.
(iii)Termination by Reason of Retirement. (A) If a Participant’s employment or service terminates prior to the Vesting Date by reason of a Participant’s Qualifying Permanent Retirement

(as defined below), provided that such termination occurs on or after March 31 (or if March 31 is not a business day, the last business day prior to March 31) of the first fiscal year of the Performance Period, the unvested Restricted Stock Units shall vest in accordance with Section 2(a) based on actual achievement of the Performance Goals as if the Participant’s employment or service had not terminated; (B) if a Participant’s employment or service terminates prior to March 31 (or if March 31 is not a business day, the last business day prior to March 31) of the first fiscal year of the Performance Period by reason of a Participant’s retirement (notwithstanding that such retirement may otherwise qualify as a Qualifying Permanent Retirement), all unvested Restricted Stock Units shall immediately be forfeited as of the termination date; and (C) if a Participant’s employment or service terminates at any point prior to the Vesting Date by reason of a Participant’s retirement that at any point during the Performance Period does not constitute a Qualifying Permanent Retirement, all unvested Restricted Stock Units shall immediately be forfeited as of the termination date or, if later, the date such retirement does not constitute a Qualifying Permanent Retirement. Vested Restricted Stock Units shall be settled as set forth in Section 3. “Qualifying Permanent Retirement” means a termination of the Participant’s employment or service by reason of a retirement (I) in accordance with the applicable Company retirement policy (as may be amended from time to time) and (II) that is a permanent retirement from all current and future employment, including but not limited to self-employment, unless such employment is approved by the Company in writing in advance of the Participant commencing such employment.
(iv)Termination for Cause. If a Participant’s employment or service terminates for Cause, all unvested Restricted Stock Units shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service. In addition, any Restricted Stock Units that vested during the twelve (12) months prior to or any time after the Participant engaged in the conduct that gave rise to the termination for Cause (and any stock or cash issued in settlement of such Restricted Stock Units) shall upon demand by the Administrator be immediately forfeited and disgorged or paid to the Company together with all gains earned or accrued due to the sale of Stock issued in settlement of any Restricted Stock Units.
(v)Termination for Any Other Reason. If a Participant’s employment terminates for any reason other than death, Disability, in a Qualifying Permanent Retirement or by the Company for Cause, all unvested Restricted Stock Units shall immediately be forfeited.
(c)Change in Control. In the event of a Change in Control prior to the Vesting Date, notwithstanding anything in Article XIII of the Plan to the contrary, an amount of Restricted Stock Units equal to the Target Award shall remain outstanding and shall vest on the Vesting Date, subject to the continued employment or service of the Participant by the Company or any Subsidiary thereof through such date, but without regard to achievement of any Performance Goals; provided, that, if the Participant’s employment or service is terminated by the Company without Cause or for Good Reason (each, a “Qualifying CIC Termination”) within two (2) years following the effective date of the Change in Control, such outstanding Restricted Stock Units shall vest as of the date of such Qualifying CIC Termination. Vested Restricted Stock Units shall be settled as set forth in Section 3. For purposes of this Agreement, “Good Reason” means (i) if a Participant is a party to an employment or service agreement with the Company and such agreement provides for a definition of Good Reason, the definition contained therein; or (ii) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (A) any material, adverse change in the Participant’s duties, responsibilities or authority; (B) a material reduction in the Participant’s base salary or bonus opportunity; or (C) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles (other than a temporary geographical relocation for business reasons).
(d)Other Forfeiture Provisions. The Restricted Stock Units shall also be forfeited and subject to disgorgement and/or repayment to the Company in the event the Participant (i) engages in financial or other misconduct (including but not limited to engaging in Competitive Activity (excluding, only of if the Participant is located in California, clause (a) of the definition of Competitive Activity contained in the Plan)) or as required by Applicable Law, as provided in the Plan or (ii) materially violates any restrictive covenant agreement (or any other agreement containing restrictive covenants) that the Participant has entered into with the Company.
(e)Administrator Discretion. Notwithstanding anything contained in this Agreement to the contrary, subject to Article XIII of the Plan, the Administrator, in its sole discretion, may waive forfeiture provisions or accelerate the vesting with respect to any Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine; provided, however, that such waiver or acceleration of vesting shall not change the settlement date of the Restricted Stock Units provided in Section 3 of this Agreement.
(f)Post-Termination Informational Requirements. Before the settlement of any Restricted Stock Units following termination of employment or service, the Company may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents as the Administrator deems necessary or advisable to determine whether the provisions of Section 2(b)(iii), 2(b)(iv) or 2(d) apply. Such representations and documents may include tax returns and all other relevant information and records from which the Company can determine the current or former employment status of the Participant during the Performance Period. Notwithstanding anything in this Agreement to the contrary, the settlement of the Restricted Stock Units may be withheld until information deemed sufficient by the Company is delivered to it, and any unvested Restricted Stock Units shall be forfeited if the requested information is not provided in sufficient detail to the Company before the earlier of (i) ninety (90) calendar days after the issue of a request from the Company for such information and (ii) December 31 of the calendar year in which the Vesting Date occurs.
3.Administrator Certification; Settlement of Restricted Stock Units.
(a)Certification. As soon as practicable following completion of the Performance Period, the Administrator will review and determine (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, in whole or in part, and (ii) the number of Restricted Stock Units that the Participant shall earn, if any, subject to compliance with the requirements of Section 2 (the “Administrator Certification”). All determinations of whether the Performance Goals have been achieved, the number of Restricted Stock Units earned by the Participant, and all other matters related to this Section 3(a) shall be made by the Administrator in its sole discretion and shall be final, conclusive and binding on the Participant.
(b)Settlement of Restricted Stock Units. Subject to Sections 8(d), 2(f) and 3(a), the Company shall deliver to the Participant one (1) share of Company Common Stock (or the value thereof) in settlement of each Restricted Stock Unit that has become earned and vested as provided in Section 2 on the first to occur of the following: (i) on or as soon as practicable following the date of the Administrator Certification (but in no event later than 2½ months after the Vesting Date); (ii) in the event of a termination of employment or service due to death, as soon as practicable following the Participant’s termination of employment or service by reason of death; (iii) in the event of a Qualifying CIC Termination, within thirty (30) days following the effective date of the Participant’s Qualifying CIC Termination, in each case (A) in Company Common Stock by either, (x) issuing one or more certificates evidencing the Company Common Stock to the Participant or (y) registering the issuance of the Company Common Stock in the name of the Participant through a book entry credit in the records of the Company’s transfer agent, or (B) in the event of settlement upon a Change in Control, a cash payment equal to the Change in Control Price, multiplied by the number of vested Restricted Stock Units. No fractional shares of Company Common Stock shall be issued in settlement of Restricted Stock Units. Fractional shares shall be rounded up to the nearest whole share; provided, that the Participant may not vest in more than the maximum number of Restricted Stock Units specified in the Grant Notice.
Notwithstanding the foregoing, the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of Company Common Stock, but require the Participant to sell such Common Stock immediately or within a specified period following the Participant’s termination of service (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Common Stock on the Participant’s behalf).
4.Securities Law Compliance. Notwithstanding any other provision of this Agreement, the Participant may not sell the shares of Company Common Stock acquired upon vesting of the Restricted Stock Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act. The sale of such shares must also comply with other applicable laws and regulations governing the shares and Participant may not sell the shares of Company Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.
5.Participant’s Rights with Respect to the Restricted Stock Units.
(a)Restrictions on Transferability. The Restricted Stock Units granted hereby are not assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death; provided that the deceased Participant’s beneficiary or representative of the Participant’s estate shall acknowledge and agree in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or the estate were the Participant.
(b)No Rights as Stockholder. The Participant shall not have any rights as a stockholder including any voting, dividend or other rights or privileges as a stockholder of the Company with respect to any Company Common Stock corresponding to the Restricted Stock Units granted hereby unless and until shares of Company Common Stock are issued to the Participant in respect thereof.
(c)Dividend Equivalents. If the Company declares a cash dividend on the shares of Company Common Stock, then the Participant shall be credited with Dividend Equivalents in the form of a right to a cash payment equal to (i) the amount of the dividend declared and paid for each share of Company Common Stock, multiplied by (ii) (x) the number of Restricted Stock Units earned by the Participant as determined by the Administrator pursuant to Section 3(a) or (y) in the case of a termination of employment or service by reason of Death or a Qualifying CIC Termination, the number of Restricted Stock Units equal to the Target Award. Dividend Equivalents shall be subject to the same forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date the Restricted Stock Units to which they are attributable are settled in accordance with Section 3 hereof. Dividend Equivalents credited to a Participant shall be distributed in cash or, at the discretion of the Administrator, in shares of Company Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents, if any.

6.Participant’s Representations, Warranties and Covenants.
(a)No Conflicts; No Consents. The execution and delivery by the Participant of this Agreement, the consummation of the transactions contemplated hereby and the performance of the Participant’s obligations hereunder do not and will not (i) materially conflict with or result in a material violation or breach of any term or provision of any Law applicable to either the Participant or the Restricted Stock Units or (ii) violate in any material respect, conflict with in any material respect or result in any material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or require either the Participant to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any contract, agreement, instrument, commitment, arrangement or understanding to which the Participant is a party.
(b)Compliance with Rule 144. If any shares of Company Common Stock issued in respect of the Restricted Stock Units are to be disposed of in accordance with Rule 144, the Participant shall transmit to the Company an executed copy of Form 144 (if required by Rule 144) no later than the time such form is required to be transmitted to the Commission for filing and such other documentation as the Company may reasonably require to assure compliance with Rule 144 in connection with such disposition.
(c)Participant Status. The Participant represents and warrants that, as of the date hereof, the Participant is an officer, employee, director or Consultant of the Company or a Subsidiary.
7.Adjustment in Capitalization. The number, class or other terms of any outstanding Restricted Stock Units shall be adjusted by the Committee to reflect any stock dividend, stock split or share combination or any recapitalization, business combination, merger, consolidation, spin-off, exchange of shares, liquidation or dissolution of the Company or other similar transaction affecting the Company Common Stock in such manner as it determines in its sole discretion.
8.Tax Withholding. The Participant acknowledges that, regardless of any action taken by the Company or the Employer with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s personal responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Participant’s participation in the Plan, including, but not limited to, the grant of Restricted Stock Units, the vesting of Restricted Stock Units, issuance or sale of shares of Company Common Stock, or the receipt of any dividends or Dividend Equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Restricted Stock Units or any aspect of the Plan to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to any Tax-Related Items by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company and/or the Employer, (b) withholding from proceeds of the sale of shares of Company Common Stock under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent) to cover the Tax-Related Items required to be withheld, and (c) withholding in shares of Company Common Stock to be issued upon vesting of the Restricted Stock Units.
If the obligation for Tax-Related Items is satisfied by withholding in shares of Company Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Company Common Stock, notwithstanding that a number of the shares of Company Common Stock are held back solely for the purpose of paying the Tax-Related Items.
The Company or the Employer may defer the settlement of Restricted Stock Units until such withholding or other tax requirements are satisfied and if the Participant has not satisfied such withholding or other tax requirements as of the last day of the calendar year in which the Vesting Date occurs, the Restricted Stock Units shall be forfeited.
9.Nature of Grant. By accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be terminated, suspended or amended by the Company at any time, to the extent permitted by the Plan;
(b)the grant of Restricted Stock Units is voluntary and does not create any contractual or other right to receive future Restricted Stock Units or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any other Subsidiary and shall not interfere with the ability of the Company, the Employer or any other Subsidiary to terminate the Participant’s employment relationship (if any);
(e)the Participant is voluntarily participating in the Plan;
(f)the Restricted Stock Units and any shares of Company Common Stock acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(g)the Restricted Stock Units and any shares of Company Common Stock acquired under the Plan, and the income from and value of the same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Participant’s employment and the Participant’s employment or service agreement, if any;
(h)the Restricted Stock Units and any shares of Company Common Stock acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar mandatory payments;
(i)the future value of the underlying shares of Company Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of such shares of Company Common Stock may increase or decrease in the future;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of the Participant’s employment (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment or service agreement, if any); and
(k)neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the shares of Company Common Stock or any amounts due pursuant to the issuance of the shares of Company Common Stock, or the subsequent sale of any shares of Company Common Stock acquired under the Plan.
10.Employee Data Privacy. The collection, use, disclosure and transfer, in electronic or other form, of personally identifiable information to facilitate the grant of the Award and the administration of the Plan by and among, as applicable, the Company and the Participant’s employer, if different, any of the Company’s affiliates, any agent of the Company administering or providing Plan services is governed by the Employee Privacy Notice (the “Privacy Notice”) that Participant received in the course of his or her relationship with Company. The Participant understands that he or she may review the Privacy Notice or contact his or her local human resources representative to request a copy of the Privacy Notice. Please contact ethics@bah.com if the Participant has any questions or concerns about how the Company or its subsidiaries and affiliates process personally identifiable information.
11.Miscellaneous.
(a)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(b)No Advice Regarding Grant. The Participant acknowledges that neither the Company nor the Employer are providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the Participant’s participation in the Plan. The Participant should consult his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
(c)Interpretation. For purposes of this Agreement, if the Participant is not employed by the Company, “Employer” means the Subsidiary that employs the Participant. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator, acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine reasonably and in good faith any questions that arise in connection with this Agreement, and any such determination shall be final, binding and conclusive on all Participants and other individuals claiming any right under the Plan. The failure of the Company or the Participant to insist upon strict performance of any provision hereunder, irrespective of the length of time for which such failure continues, shall not be deemed a waiver of such party’s right to demand strict performance at any time in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation or provision hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
(d)Country-Specific Provisions. The Participant’s participation in the Plan shall be subject to any special terms and conditions set forth in Appendix B attached hereto for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix B constitutes part of this Agreement.
(e)Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan and on any shares of Company Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(f)Applicable Law. The Participant acknowledges that the Company is organized under the laws of the State of Delaware, U.S.A. The Participant and the Company agree that this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, U.S.A., without reference to principles of conflict of laws that would apply the laws of any other jurisdiction.
(g)Forum Selection. The Participant acknowledges that the Company’s principal place of business is in, and a substantial portion of the Company’s business is based out of, the Commonwealth of Virginia, U.S.A. The Participant also acknowledges that, as such, during the course of the Participant’s service with the Company and its Subsidiaries, the Participant shall have substantial contacts with the Commonwealth of Virginia, U.S.A. Accordingly, the Participant and the Company agree that the exclusive forum for any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to their breach, shall be in the appropriate state or federal court located in the Commonwealth of Virginia, U.S.A. The Participant and the Company hereby consent to the personal jurisdiction of such courts over the parties to this Agreement. The Participant expressly waives any defense that such courts lack personal jurisdiction or are inconvenient. The Participant and the Company further agree that in any such action for breach or enforcement of this Agreement, no party will seek to challenge the validity or enforceability of any part of this Agreement.

(h)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Participant and the Company.
(i)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, provided that the Company may assign all or any portion of its rights or obligations under this Agreement to one or more persons or other entities designated by it.
(j)Severability; Blue Pencil. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
(k)Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company website, the Fidelity NetBenefits website or any other online access system of the Company’s third party Plan administrator, email or other electronic delivery.
(l)Section 409A of the Code. This Agreement is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). Where reasonably practicable, the Agreement shall be administered in a manner to avoid the imposition on the Participant of immediate tax recognition and additional taxes pursuant to Section 409A. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding the foregoing, the Company shall not have any liability to any Person in the event Section 409A applies to any payment hereunder in a manner that results in adverse tax consequences to the Participant or any of the Participant’s beneficiaries.
(m)Specified Employee Delay. If the Participant is deemed a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon his or her “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s termination of service and (b) the Participant’s death. Notwithstanding anything to the contrary in this Agreement, if settlement is to occur upon a termination of service other than due to death or Disability and the Participant is a specified employee, to the extent necessary to comply with, and avoid imposition on the Participant of any additional tax or interest imposed under, Section 409A, settlement shall instead occur on the first business day following the six-month anniversary of the Participant’s termination of service (or, if earlier, upon the Participant’s death), or as soon thereafter as practicable (but no later than 90 days thereafter).
(n)Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(o)Notices. All notices under this Agreement shall be (i) delivered by hand, (ii) sent by commercial overnight courier service, (iii) sent by registered or certified mail, return receipt requested, and first-class postage prepaid, (iv) sent by e-mail or any other form of electronic transfer or delivery approved by the Administrator, or (v) faxed, in each case to the parties at their respective addresses and facsimile numbers set forth in the records of the Company or at such other address or facsimile number as may be designated in a notice by either party to the other.
(p)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.